Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
November 4, 2015	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Third Quarter 2015 Results
WEST DES MOINES, Iowa (November 4, 2015) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported third quarter 2015 net income of $97.3 million, or $1.19 per diluted common share, compared to a third quarter 2014 net income of $67.8 million, or $0.85 per diluted common share.
Non-GAAP operating income1 for the third quarter of 2015 decreased 28% to $45.9 million, or $0.56 per diluted common share, compared to third quarter 2014 non-GAAP operating income1 of $64.0 million, or $0.81 per diluted common share.
Highlights for the third quarter of 2015 include:

▪	Annuity sales (before coinsurance) were up 70% to $1.83 billion compared to third quarter 2014 annuity sales of $1.07 billion.

▪	Investment spread was 2.83% compared to 2.84% for the second quarter of 2015 and 2.82% for the third quarter of 2014.

▪	Estimated risk-based capital (RBC) ratio of 354% at September 30, 2015 compared to 372% at December 31, 2014 remained above A. M. Best’s rating threshold.

▪	Book value per share (excluding accumulated other comprehensive income) was $21.17 at September 30, 2015 compared to $18.52 at December 31, 2014.

1
In addition to net income, the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company’s Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, the Company believes measures excluding their impact are useful in analyzing operating trends. The Company believes the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of its underlying results and profitability.

Third quarter 2015 net income and non-GAAP operating income1 were decreased by $1.1 million ($0.01 per diluted common share) and $8.7 million ($0.10 per diluted common share), respectively, for revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements and the liability for future benefits to be paid under lifetime income benefit riders. Net income and non-GAAP operating income1 for the third quarter of 2014 were impacted by similar assumption revisions which increased net income by $23.0 million ($0.29 per diluted common share) and non-GAAP operating income1 by $20.2 million ($0.26 per diluted common share).
Excluding the effects of these assumption revisions, third quarter 2015 non-GAAP operating income1 per share of $0.66 increased by 20% compared to third quarter 2014 non-GAAP operating income1 per share of $0.55.
SUSTAINED SALES MOMENTUM ASSURES A RECORD YEAR
Third quarter sales of $1.8 billion, a record for any single quarter, were up 70% from the prior year third quarter and were 2% higher than second quarter 2015 sales . Commenting on sales, John Matovina, Chief Executive Officer and President, said: "We sustained our sales momentum from the second quarter bringing our year-to-date sales to $4.9 billion--just $200 million shy of the $5.1 billion full year sales record we set in 2011. With October sales comfortably exceeding $200 million, we know 2015 will be our best year ever, but have no intention of slowing down or resting on our accomplishments. Our product and service mix has never been more competitive, and we expect strong sales in the fourth quarter. Those sales may get an additional boost from impending changes to our lifetime income benefit rider. Due to mandatory changes to mortality rates used to establish regulatory reserves which become effective industry wide in 2016, benefits in the rider will be lower for policies written after 2015--an obvious incentive for agents to complete applications this year."
Turning to the outlook for sales, Matovina added: "Despite some new competition that surfaced in the third quarter, our attractive product offerings and unmatched service levels continued to produce robust sales broadly across our network of distribution partners. Looking to 2016, we intend to continue to offer competitively priced products that meet our return objectives and are confident that our consistent presence and best in class service to agents and policyholders will continue to favorably differentiate us in the fixed index annuity market."
SPREAD FLAT ON HIGHER BOND FEE AND PREPAYMENT INCOME
American Equity’s investment spread was essentially flat at 2.83% for the third quarter of 2015 compared to 2.84% for the second quarter of 2015 as a result of a one basis point increase in average yield on invested assets and a 2 basis point increase in the cost of money.
Average yield on invested assets continued to be favorably impacted by non-trendable items and unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate. Fee income from bond transactions and prepayment income added 0.14% to the third quarter 2015 average yield on invested assets compared to 0.07% from such items in the second quarter of 2015. Adjusting for the effect of non-trendable items, the average yield on invested assets for the quarter fell by 5 basis points from the prior quarter. The average yield on fixed income securities purchased and commercial mortgage loans funded in the third quarter of 2015 was 3.89% compared to 3.73% and 3.84% in the second and first quarters of 2015 and average yields ranging from 4.14% - 4.39% in the prior year quarters.
The aggregate cost of money for annuity liabilities increased by 2 basis points to 1.96% in the third quarter of 2015 compared to 1.94% in the second quarter of 2015. This increase reflected continued reductions in crediting rates but the effect from the rate reductions was more than offset by a 5 basis point decrease in the benefit from over hedging the obligations for index linked interest from 0.07% in the second quarter of 2015 to 0.02% in the third quarter of 2015.
Commenting on investment spread, John Matovina, said: “The spread story in the third quarter was more of the same with our management team working diligently to mitigate the ongoing impact of a low interest rate environment. Yields on new investments were up 0.16% from the second quarter and were higher than the first quarter as well. We captured these higher yields while keeping the investment portfolio safely within our applicable risk standards. Nonetheless, the markets are still offering yields below our portfolio rate and we held more cash and short-term investments than usual this quarter, both of which put downward pressure on our investment income and average yield on invested assets. We have generated additional investment spread through bond fees, prepayment income and over hedging, but these sources are opportunistic and we do not consider them core to our investment spread strategy."
Matovina continued, "We continue to achieve a reported spread of approximately 2.80% - 2.85% with our adjusted spread at approximately 2.70% - 2.75%. We are counteracting the impact of lower investment yields by reducing the rates on our policy liabilities but the impact on the cost of money from these reductions is less than the impact on the average yield on invested assets from investment purchases by a few basis points. We continue to have flexibility to reduce our crediting rates, if necessary, and could decrease our cost of money by approximately 0.56% through further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist. Most importantly, we intend to maintain our risk discipline in managing our investment portfolio and not chase higher yields in assets and asset classes that do not fit our risk profile.”
EQUITY OFFERING PROVIDES CAPITAL TO SUSTAIN GROWTH
The Company's August 2015 equity offering provides capital to support 2015's substantial increase in sales and the prospect that elevated sales might extend beyond this year. The Company received $104.5 million in initial net proceeds from the issuance of 4.3 million shares of its common stock. These proceeds were contributed to the Company's primary life insurance subsidiary. If needed, the Company could exercise its rights under two forward sales agreements and receive $136 million in net proceeds from the issuance of an additional 5.6 million shares of its common stock. These forward sales agreements, which have a term of 12 months ending in August 2016, allow the Company to manage its capital by matching the timing of the issuance of additional equity with any need for such capital that might be created by high levels of sales.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2015 earnings on Thursday, November 5, 2015, at 9:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 56483898 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through November 12, 2015 at 855-859-2056, passcode 56483898 (international callers will need to dial 407-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$8,335	$6,043	$25,369	$22,497
Annuity product charges	37,975	31,958	99,066	86,477
Net investment income	436,085	386,931	1,253,930	1,127,818
Change in fair value of derivatives	(351,360)	39,218	(405,484)	358,594
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	1,159	(3,190)	10,362	(6,134)
OTTI losses on investments:
Total OTTI losses	(10,000)	—	(10,132)	—
Portion of OTTI losses recognized from other comprehensive income	4,771	(564)	3,943	(2,063)
Net OTTI losses recognized in operations	(5,229)	(564)	(6,189)	(2,063)
Loss on extinguishment of debt	—	—	—	(10,551)
Total revenues	126,965	460,396	977,054	1,576,638

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	10,959	9,109	32,629	30,191
Interest sensitive and index product benefits	213,465	429,415	802,431	1,114,381
Amortization of deferred sales inducements	65,807	40,661	152,278	96,676
Change in fair value of embedded derivatives	(414,724)	(195,206)	(583,112)	(21,652)
Interest expense on notes payable	7,283	8,741	21,976	28,126
Interest expense on subordinated debentures	3,075	3,044	9,138	9,076
Amortization of deferred policy acquisition costs	67,885	39,671	186,871	113,949
Other operating costs and expenses	24,497	20,616	70,487	60,588
Total benefits and expenses	(21,753)	356,051	692,698	1,431,335
Income before income taxes	148,718	104,345	284,356	145,303
Income tax expense	51,412	36,530	98,302	50,497
Net income	$97,306	$67,815	$186,054	$94,806

Earnings per common share	$1.22	$0.90	$2.39	$1.28
Earnings per common share - assuming dilution	$1.19	$0.85	$2.33	$1.19

Weighted average common shares outstanding (in thousands):
Earnings per common share	79,676	75,083	77,995	74,030
Earnings per common share - assuming dilution	81,559	79,467	79,977	79,477

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, the Company believes measures excluding their impact are useful in analyzing operating trends. The Company believes the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Net income	$97,306	$67,815	$186,054	$94,806
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	1,639	1,551	(1,829)	3,476
Change in fair value of derivatives and embedded derivatives - index annuities	(54,535)	(4,957)	(40,152)	34,636
Change in fair value of derivatives and embedded derivatives - debt	1,506	(427)	1,606	29
Litigation reserve	—	—	—	(916)
Extinguishment of debt	—	—	—	7,912
Operating income (a non-GAAP financial measure)	$45,916	$63,982	$145,679	$139,943

Per common share - assuming dilution:
Net income	$1.19	$0.85	$2.33	$1.19
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	0.02	0.02	(0.03)	0.04
Change in fair value of derivatives and embedded derivatives - index annuities	(0.67)	(0.06)	(0.50)	0.44
Change in fair value of derivatives and embedded derivatives - debt	0.02	—	0.02	—
Litigation reserve	—	—	—	(0.01)
Extinguishment of debt	—	—	—	0.10
Operating income (a non-GAAP financial measure)	$0.56	$0.81	$1.82	$1.76

(a)
Adjustments to net income to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
September 30, 2015
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,024,565
Average AOCI	(486,243)
Average equity excluding average AOCI	$1,538,322

Net income	$217,271
Operating income	196,382

Return on Average Equity Excluding Average AOCI
Net income	14.12%
Operating income	12.77%
1 - The net proceeds received from our public offering of common stock in August 2015 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to us in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the public stock offering in August 2015.